SCHEDULE 14A INFORMATION

 Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12


                    RAL-Yield Equities II Limited Partnership
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]     No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)  Title of each class of securities to which transaction applies:

         2)  Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)  Proposed maximum aggregate value of transaction: $6,134,000

         5)  Total fee paid: $1,227

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         2)  Form, Schedule or Registration Statement No.:

         3)  Filing Party:

         4)  Date Filed:

                    RAL-Yield Equities II Limited Partnership

                       20875 Crossroads Circle, Suite 800
                            Waukesha, Wisconsin 53186

                               ____________, 1998

Dear Limited Partner:

         The enclosed materials solicit the consent of Limited Partners of RAL-Yield Equities II Limited Partnership ("RAL II" or the "Partnership") to (i) the sale of substantially all of the operating assets of the Partnership to Great Lakes Investors LLC ("Great Lakes") and the distribution of the Partnership's remaining assets to its partners, and (ii) the amendment of the Partnership's Limited Partnership Agreement to delete a requirement that the final report distributed to limited partners following liquidation of the Partnership be audited.

         If the sale of the Partnership's assets is approved by the requisite vote and consummated, the General Partners anticipate that the holders of limited partnership interests of RAL II (the "RAL II Interests") would receive, within 60 days after the closing of the sale, approximately $689 for each RAL II Interest. Holders of RAL II Interests may subsequently receive one or two additional distributions, subject to certain contingencies, of indeterminable amounts at any time within the first seven years following the closing of the sale. The Partnership will be dissolved as soon as practicable following the closing of the sale of the Partnership's assets and a trust will be established to distribute any future contingent payments, if any, to former holders of RAL II Interests.

         The proposed amendment to RAL II's Limited Partnership Agreement is intended to reduce costs associated with the dissolution of the Partnership and thereby increase the amount of assets available for distribution to partners.

         Additional information about the proposed sale of the Partnership's assets and the proposed amendment to the Partnership's Limited Partnership Agreement is set forth in the accompanying Consent Solicitation Statement, which the General Partners advise you to carefully review.

         The General Partners of the Partnership have approved the sale of RAL II's assets to Great Lakes and the proposed amendment to RAL II's Limited Partnership Agreement, subject, in each case, to the consent of the holders of a majority of outstanding RAL II Interests. The General Partners of the Partnership recommend that you vote your RAL II Interests to consent to (i) the sale of the Partnership's assets and for its dissolution as soon as practicable thereafter for the reasons set forth under "PROPOSED SALE OF PARTNERSHIP ASSETS AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP -- Background and Reasons for the Sale" in the attached Consent Solicitation Statement, and (ii) the proposed amendment to the Partnership's Limited Partnership Agreement for the reasons set forth under "PROPOSED AMENDMENT TO THE PARTNERSHIP'S LIMITED PARTNERSHIP AGREEMENT -- Reasons for the Proposed Amendment" in the attached Consent Solicitation Statement.

          PLEASE SIGN, DATE AND MAIL THE ENCLOSED REPLY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Your vote may be revoked or changed at any time prior to ___________ ____, 1998, the date set for the tabulation of the vote on the two proposals, by providing written notice to the Partnership, c/o RAL Asset Management Group, 20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186, or by executing and returning a Reply Card bearing a later date.

                                            Very truly yours,


                                             /s/ Robert A. Long
                                            Robert A. Long
                                            On behalf of each of the General
                                             Partners of RAL-Yield Equities II
                                             Limited Partnership

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                          THE ENCLOSED REPLY CARD TODAY

                    RAL-Yield Equities II Limited Partnership

                   SOLICITATION OF CONSENT OF LIMITED PARTNERS

       This Consent Solicitation Statement is Dated ___________ ____, 1998

                     Voting on the Proposals Described Below
                      Will Close on ____________ ____, 1998

         The General Partners of RAL-Yield Equities II Limited Partnership, a Wisconsin limited partnership ("RAL II" or the "Partnership") hereby solicit the written consent of the limited partners of the Partnership (the "Limited Partners"):

     1. To approve the Asset Purchase Agreement, dated February 17, 1998, as amended (the "Purchase Agreement") by and between the Partnership and Great Lakes Investors LLC ("Great Lakes"), to approve the sale of substantially all of the assets of the Partnership to Great Lakes pursuant to the Purchase Agreement (the "Sale"), the distribution of the Partnership's net assets following the closing of the Sale, and the dissolution the Partnership as soon as practicable thereafter, all as set forth in this Consent Solicitation Statement; and

     2. To approve an amendment to RAL II's Limited Partnership Agreement, dated March 16, 1984 (the "Partnership Agreement"), to delete the requirement that the final report distributed to the Limited Partners following liquidation of the Partnership be audited (the "Amendment").

          The General Partners anticipate, based on certain assumptions described in this Consent Solicitation Statement, including the approval by the Limited Partners of the Amendment, that the approximate total cash distribution to the Limited Partners resulting from the Sale will be equal to approximately $689 for each limited partnership interest in the Partnership (the "RAL II Interests") (which amount does not include possible subsequent distributions, which are subject to certain contingencies, as described herein). The General Partners have fixed _____________, 1998 as the record date for determining the Limited Partners having the right to receive notice of, and to vote on, the proposals described herein. Each RAL II Interest shall be entitled to one vote on each of the proposals. A list of Limited Partners entitled to vote on the proposals will be available during ordinary business hours at the Partnership's executive offices, 20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186, from the date hereof through ______________ ____, 1998, for examination by any Limited Partner for purposes germane to the consent solicitation. The telephone number of the Partnership's principal executive offices is (414) 798-0900.

                                     By Order of the General Partners of
                                      RAL-Yield Equities II Limited Partnership,


                                      /s/ Robert A. Long
                                          Robert A. Long
                                          General Partner
Waukesha, Wisconsin
____________ ____, 1998

-------------------------------------------------------------------------------

THE GENERAL PARTNERS UNANIMOUSLY RECOMMEND THAT YOU VOTE "YES" TO APPROVE THE PURCHASE AGREEMENT, THE SALE AND THE SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP AND "YES" TO APPROVE THE PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT.

YOUR VOTE, WHICH IS BEING SOLICITED BY THE GENERAL PARTNERS OF THE PARTNERSHIP, IS IMPORTANT. PLEASE SIGN AND MAIL THE ENCLOSED REPLY CARD TODAY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

                                TABLE OF CONTENTS

                                                            Page
CONSENT SOLICITATION.......................................
         Voting in the Consent Solicitation................
         Related Transactions with Great Lakes.............
         Solicitation Expenses.............................

PROPOSED SALE OF PARTNERSHIP ASSETS
  AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP............
         General Overview..................................
         Conditions to Closing of the Sale.................
         Purchase Price; Anticipated Distributions.........
         Vote Required.....................................
         Recommendation of the General Partners............
         Background and Reasons for the Sale...............
         Opinion of Valuation Advisor......................
         The Purchase Agreement............................
         Interests of Certain Persons in the Transaction...

TAX CONSIDERATIONS..........................................
         Taxation of Partnerships in General................
         Basis of Partnership Interests.....................
         Allocation of Income, Gain, Loss and Deduction
          Among the Partners...............................
         Sales Of Partnership Properties....................
         Liquidation of the Partnership.....................
         Alternative Minimum Tax............................
         Conclusion.........................................

ADDITIONAL INFORMATION FOR LIMITED PARTNERS.................
         Dissenters' Rights.................................
         Receipt of Distribution After the Sale.............
         Operations Following the Sale and Effect of the
          Sale on Limited Partners..........................

PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT.............
         Description of the Proposed Amendment..............
         Reasons for the Proposed Amendment.................
         Vote Required......................................
         Recommendation of the General Partners.............

THE PARTNERSHIP.............................................
         Selected Historical Financial and Operating Data...
         Description of Business............................
         Properties.........................................
         Legal Proceedings..................................
         Security Ownership of Certain Beneficial Owners
          and Management....................................
         Comparative Per-Interest Data......................
         Market Price Data..................................

EXPERTS  ...................................................

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........


                               LIST OF APPENDICES

ASSET PURCHASE AGREEMENTS, AS AMENDED....................... APPENDIX A
FAIRNESS OPINION OF VALUATION RESEARCH CORPORATION.......... APPENDIX B

                              CONSENT SOLICITATION

         This Consent Solicitation Statement is being furnished by the General Partners of RAL II to the Limited Partners for the solicitation of written consents from the Limited Partners in connection with proposals (i) to sell substantially all of the operating assets of the Partnership to Great Lakes and to dissolve the Partnership as soon as practicable thereafter, and (ii) to amend the Partnership Agreement to delete the requirement that the final report distributed to the Limited Partners following dissolution of the Partnership be audited, all as described in greater detail herein.

         This Consent Solicitation Statement is first being mailed to the Limited Partners on __________, 1998.

Voting in the Consent Solicitation

         Record Date; Interests Entitled to Vote. Only holders of record of RAL II Interests at the close of business on ________ ____, 1998 (the "Record Date") are entitled to notice of and to vote on each of the proposals. Each RAL II Interest is entitled to one vote with respect to each of the proposals. As of the Record Date, there were 8,301.5 RAL II Interests outstanding and entitled to notice of and to vote on the proposals.

         Vote Required. Pursuant to the Partnership Agreement, the affirmative consent of the holders of a majority of the issued and outstanding RAL II Interests as of the Record Date must be received by ___________ ___, 1998, the date set by the General Partners for tabulating the consents, or by such later date as may be determined by the General Partners. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposals described herein.

         Reply Cards. All properly executed Reply Cards, returned to the General Partners, c/o RAL Asset Management Group, will be voted in accordance with the specifications thereon, or, if no specifications are made, will be voted FOR approval of each proposal described herein. Any Reply Card may be revoked by a Limited Partner prior to __________, 1998 by delivering written notice to the General Partners stating that the Reply Card is revoked or by execution and delivery of a Reply Card bearing a later date.

Related Transactions with Great Lakes

         The General Partners of the Partnership are also General Partners of four other limited partnerships (the "Affiliated Partnerships") that have each entered into agreements to sell substantially all of their operating assets to Great Lakes (the "Related Transactions"). The Sale is conditioned on the closing of the Related Transactions with three of the Affiliated Partnerships (RAL Yield + Equities III Limited Partnership, RAL Yield + Equities IV Limited Partnership, and RAL Income + Equity Growth V Limited Partnership), each of which transactions is contingent on the approval of the limited partners of such partnerships. The closing of the Sale is not contingent on closing or approval of the sale of the fourth Affiliated Partnership, RAL Germantown/Monroe Income Limited Partnership. See "Interests of Certain Persons in the Transaction."

Solicitation Expenses

         In addition to solicitation by mail, the employees of the Partnership and the Affiliated Partnerships and their representatives may solicit consents from limited partners by telephone, fax or in person. Such persons will not be additionally compensated, but will be reimbursed for their reasonable, out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of limited partnership interests held of record by such entities and the Partnership and the Affiliated Partnerships will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith. In addition, the General Partners of the Partnership and the Affiliated Partnerships intend to obtain, collectively, the services of a proxy solicitation firm.

         Together with the Affiliated Partnerships, the Partnership will bear, pro rata (based on each partnership's respective base, non-contingent purchase price), the costs of the solicitation of consents from the Limited Partners and the limited partners of the Affiliated Partnerships. The General Partners estimate that the portion of such costs attributable to RAL II will not exceed $90,000, which includes printing costs, postage, fees of the proxy solicitation firm, and legal and accounting fees. Of such amount, the General Partners of RAL II expect that the fees of the proxy solicitation firm attributable to RAL II will not exceed $6,000.

                       PROPOSED SALE OF PARTNERSHIP ASSETS
                  AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP

General Overview

         The following is a brief summary of the material aspects of the Purchase Agreement and the Sale. This summary is qualified in all respects by the text of the Purchase Agreement, which is attached as Appendix A to this Consent Solicitation Statement and is incorporated herein by this reference. Limited Partners are advised to read the Purchase Agreement carefully in its entirety.

         The Purchase Agreement provides for the sale to Great Lakes of substantially all of the Partnership's assets, principally its interest in real estate owned by the Partnership (the "Real Property"), lease contracts relating to the Real Property, and the personal property and intangible assets related to the operation of the Partnership. The Partnership will retain any cash on hand at the time the Sale is completed.

Conditions to Closing of the Sale

         The closing of the Sale is subject to a number of conditions, including: (i) the approval of the Sale by the Limited Partners, (ii) the closing of the Related Transactions involving RAL Yield + Equities III Limited Partnership, RAL Yield + Equities IV Limited Partnership and RAL Income + Equity Growth V Limited Partnership, (iii) the remediation of any defects in title to the Real Property that may be revealed by surveys to be ordered by Great Lakes,
(iv) remediation of any defects in the Real Property that may be revealed by environmental assessments to be ordered by Great Lakes, and (v) the receipt of consents of certain third parties to the assignment of the Partnership's contractual rights to Great Lakes. Until the satisfaction or waiver of such conditions, the Sale will not occur, except that, in the event that environmental assessments of certain parcels of Real Property reveal defects, then Great Lakes may elect to proceed with the Sale, but with a price adjustment designed to reflect the costs of remediation of such defects. The estimated distributions to Limited Partners of approximately $689 per RAL II Interest assume no such adjustment. As of the date of this Consent Solicitation Statement, no approvals of any state or federal regulatory agencies are required to consummate the Sale. See "-- The Purchase Agreement -- Conditions to Closing."

Purchase Price; Anticipated Distributions

         Pursuant to the Purchase Agreement, the aggregate base purchase price to be paid for the assets of the Partnership will be $6,134,000. As described below, upward adjustments to the purchase price may be made if RAL II leases the site of a former restaurant in West Allis, Wisconsin prior to the closing of the Sale or if Great Lakes sells or leases such parcel within seven years following the closing of the Sale.

         In addition, the base purchase price cited above will be adjusted, as of the closing of the Sale, for proratable items, such as current and prepaid rent, real estate and other taxes and utility charges. In addition, Great Lakes will receive a credit for any rent concessions granted by the Partnership to its existing tenants. The General Partners believe that none of the adjustments to the purchase price described in this paragraph are likely to materially affect distributions to the Limited Partners.

         Based on the General Partners' analysis of the Purchase Agreement, taking into account all liabilities or obligations which must be paid by the Partnership prior to its dissolution and assuming that the proposed Amendment will be approved by the requisite vote of the Limited Partners, the General Partners believe that the portion of the sales consideration available for distribution to Limited Partners will be affected by (i) an estimated $511,000 in closing costs, attorneys' fees and other obligations, and (ii) the net (repayment)/receipt of obligations, increasing cash available for distribution by approximately $126,000, resulting in estimated net proceeds from the sale of approximately $5,749,000, or $689 per Interest. Such net proceeds will be distributed to the Limited Partners within 60 days of the closing of the Sale.

         Upon the closing of the Sale, in addition to such distribution, the Limited Partners will also receive the right to receive one or two final distributions of indeterminable amounts (each a "Conditional Future Distribution") which may be made if and when the site of a former restaurant in West Allis, Wisconsin (the "West Allis Property"), included in the Real Property, is either leased or sold by Great Lakes within seven years following the closing of the Sale. If a lease is entered into during such period, Great Lakes will pay RAL II an amount determined by capitalizing average annual net rent payable on the West Allis Property during the shorter of the entire lease term or the first five years of the lease term at 11% per year, less $200,000. In addition, regardless of whether Great Lakes has made any further payment to RAL II as a result of such lease, if Great Lakes sells the West Allis Property within seven years following the closing, Great Lakes will make an additional payment to RAL II equal to the sale price of the West Allis Property, less Great Lakes' selling expenses, the amount of any previous additional payment upon the leasing of the West Allis Property as aforesaid, and $200,000. Any such amounts will be distributed to the Limited Partners of record on the Record Date, pro rata, within 60 days of their receipt by RAL II or, if RAL II has then been dissolved, by a trustee to be appointed for such purpose prior to dissolution.

         The per-Interest amount of the distribution to Limited Partners described above is an estimate only. Actual distributions will be based on the amount of consideration to be received for the Partnership's assets, as adjusted for prorated items and any credits for rent concessions, and the Partnership's cash reserves as of date of the closing of the Sale, in addition to the amount of the Partnership's indebtedness and expenses associated with the Sale.

         Currently, there can be no estimate of the amount of any Conditional Future Distribution to Limited Partners of RAL II, if any, nor of the date on which any such Conditional Future Distribution will be made.

Vote Required

         The approval of the Purchase Agreement, the Sale and the subsequent dissolution of the Partnership as soon as practicable requires the affirmative consent of holders of a majority of RAL II Interests outstanding at the Record Date. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Recommendation of the General Partners

         As described in further detail below, the General Partners believe that the terms of the Sale are fair and reasonable and are in the best interests of the Partnership and the Limited Partners. Therefore, the General Partners of the Partnership have unanimously approved the Sale and recommend that the Limited Partners of the Partnership consent to the Purchase Agreement, the Sale, and the subsequent dissolution of the Partnership.

Background and Reasons for the Sale

         Background. The business plan of the Partnership has always provided that the Partnership will seek to sell properties within seven to ten years of their acquisition and whenever the Partnership is presented with an offer reflecting attractive valuations and other transaction terms that are in the interests of the Partnership and its Limited Partners. The General Partners of the Partnership believe that the value to be realized by the Limited Partners may be maximized by grouping all of the Real Property, as well as the real property owned by the Affiliated Partnerships, into a series of related sales with a single buyer, in large part, because such a sale may involve considerably lower transaction costs, for both buyer and sellers, compared with the sale of each of the properties in separate transactions.

         The General Partners have been discussing the terms of a sale of the Partnership's assets to Great Lakes for the past several years. Douglas C. Heston, one of Great Lakes' members, is also a shareholder, director and officer of First Financial Realty Management, Inc. ("FFRM"). Since 1993, FFRM has been responsible for managing the Real Property pursuant to a Property Management
Subcontract with Midwest Property Management I, Inc. FFRM has also been responsible for performing partnership administration services for each of the Partnerships since 1993.

         As a result of FFRM's property management and partnership administration services, the General Partners have believed that Mr. Heston, or an entity in which he was a principal, would be a knowledgeable buyer of the Partnership's assets, able to evaluate the peculiar attributes of the Real Property and to offer an aggregate purchase price and other transaction terms that would maximize the value to be realized by the Limited Partners. In particular, the General Partners have placed great emphasis on finding a buyer, such as Great Lakes, that is willing to purchase the Real Property on an "as-is, where-is" basis. See "-- The Purchase Agreement -- Representations and Warranties."

         Early  in  the  negotiations  with  Mr.  Heston  for  the  sale  of the
Partnership's assets, another potential buyer expressed an interest in purchasing all of the Real Property. That potential buyer and its principals were the owners of numerous mobile home parks located throughout the United States. Because of the perceived advantage in a sale of all of the Real Property to a single buyer, and in order to receive an offer that was at least as favorable to the offer from Great Lakes, the General Partners told such prospective buyer that it should consider making an offer to purchase all of the Real Property, not just the Partnership's mobile home park. Despite its agreement to submit such an offer, ultimately that potential buyer submitted a draft of a non-binding letter of intent, rather than a binding offer, to purchase only the Partnership's mobile home park. Based on the purchase price offered for the mobile home park and the likely effect of such a transaction on negotiations with Great Lakes for the sale of all of the Real Property, the General Partners did not continue negotiations with that potential buyer. However, since the purchase price proposed by that potential buyer for the mobile home park was slightly higher than the price allocated to the mobile home park in Great Lakes' original proposal, the General Partners insisted that Great Lakes increase its offer to match the price offered by that potential buyer, which Great Lakes agreed to do.

         The terms of the Sale were approved by the General Partners of the Partnership at a meeting held on February 12, 1998. At the meeting, the General Partners received presentations concerning, and reviewed carefully the terms and conditions of, the proposed Sale with legal counsel. In considering whether to recommend approval of the Purchase Agreement and the Sale to the Limited Partners, the General Partners considered, among other things, the historical trading prices and trading information for the Interests and information presented by Valuation Research Corporation, including an analysis of other comparable real estate being sold, an analysis of comparable publicly-traded real estate partnerships and an asset analysis. The General Partners also discussed the Partnership's results of operations for 1996 and 1997, as well as its growth potential for succeeding years.

         Reasons for Entering into the Purchase Agreement with Great Lakes. In approving the final Purchase Agreement and the Sale and recommending approval thereof to the Limited Partners, the General Partners considered the following principal factors in addition to the factors listed above:

         1. The base consideration and the estimated distributions to be received by the Limited Partners of the Partnership within 60 days of the closing of the Sale, excluding possible Conditional Future Distributions;

         2. Information concerning the financial strength and business reputation of Great Lakes and its principals;

         3.       The terms, other than the financial terms, of the Purchase
                  Agreement;

         4. The relative strengths and weaknesses of other prospective buyers of some or all of the Real Property;

         5.       The  difficulties  and  costs  that  would  be  faced  by  the
                  Partnership in identifying and taking advantage of new opportunities in the relevant real estate markets if the Sale was not consummated; and

         6. The opinion of Valuation Research Corporation that the consideration to be received by the Partnership pursuant to the Purchase Agreement is fair from a financial point of view.

Opinion of Valuation Advisor

         Background. The General Partners of the Partnership engaged Valuation Research Corporation ("VRC") to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Partnership pursuant to the Sale. VRC is a nationally-recognized firm engaged in the valuation of businesses and their securities in connection with acquisitions and mergers, negotiated underwritings, private placements, and valuations for corporate and other purposes. The General Partners selected VRC primarily because of its expertise and reputation, and secondarily because of its cost competitiveness. Each of the Affiliated Partnerships have similarly retained VRC to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received under their respective asset purchase agreements with Great Lakes. The aggregate fees of VRC for the Partnership and the Affiliated Partnerships, which are collectively payable by the partnerships, pro rata (based on non-contingent base purchase prices), will be approximately $72,000 ($20,000 of which will be payable by RAL II). None of RAL II or the Affiliated Partnerships has ever retained VRC for any other purpose in the past.

         On ___________, 1998, VRC delivered its fairness opinion (the "Fairness Opinion") to the General Partners of RAL II, to the effect that, as of such date, the consideration to be received by the Partnership as set forth in the Purchase Agreement was fair to the Partnership from a financial point of view. The Fairness Opinion, which sets forth assumptions made and matters considered, appears as Appendix B to this Consent Solicitation Statement and is incorporated herein by reference. The Limited Partners are urged to read the Fairness Opinion in its entirety. VRC's Fairness Opinion was delivered for the information of the Partnership and does not constitute a recommendation as to how any Limited Partner should vote on the proposed Sale and subsequent dissolution of the Partnership. The following summary of the Fairness Opinion is qualified in its entirety by reference to the full text of the Fairness Opinion.

         VRC was not requested to serve as a financial advisor to the General Partners or the Partnership, or to assist the General Partners or the Partnership in determining a purchase price for the Partnership's assets. The General Partners did not place any limitation on the scope of VRC's investigation or review. In addition, VRC was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Partnership or the Limited Partners arising out of the Sale. The Partnership has agreed to indemnify VRC against certain liabilities arising out of its engagement to prepare and deliver the Fairness Opinion.

         In rendering the Fairness Opinion, VRC held discussions with the General Partners and became familiar with the assets involved in the proposed Sale. In addition, VRC examined extensive data provided by the Partnership and published market data pertaining to the underlying assets of the Partnership. This included, but was not limited, to the following:

          o Audited financial statements for the Partnership for the years 1993 through 1997.

          o Unaudited financial statements and other internal financial analysis for the individual owned properties that constituted the Real Property for the years 1993 through 1997.

          o Market data pertaining to the current real estate market in the neighborhoods of the Real Property.

          o Demographic and economic histories and projections for the neighborhoods in which the Real Property is located.

          o    Review of comparable sales and lease data for the Real Property.

         The basis of VRC's Fairness Opinion is the current market value of the underlying assets of the Partnership. VRC did not take into consideration any other assets that may be owned by the Partnership nor any liabilities or debt associated with any of the Real Property. For purposes of its Fairness Opinions, VRC defines "market value" as:

         The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

          o    Buyer and seller are typically motivated;

          o Both parties are well informed or well advised, and acting in what they consider their best interests;

          o    A reasonable time is allowed for exposure in the open market;

          o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          o The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

         To determine the value of the Real Property, VRC relied primarily on the income approach. Typically, appraisers use up to three approaches in valuing real property: the cost approach, the direct sales comparison approach and the income approach. These approaches are based, respectively, on the cost to replace assets, the market exchanges of comparable properties, and the capitalization of income. In VRC's analysis, all three methods of valuation were considered; however, because of the income-producing nature of the Real Property and the current real estate market, VRC placed more emphasis on the income approach and used the direct sales comparison approach and the cost approach as a check on the reasonableness of the results obtained using the income approach.

         VRC also considered the highest and best use of the property. The valuation of real estate is based on its most profitable likely use. The highest and best use is arrived at by testing potential uses of the property, both as improved and as though vacant, to find the use that is physically possible, legally permitted, financially feasible and produces the highest price or value. In each case, VRC found the current use of the Real Property to be the highest and best use of the property.

         The following paragraphs summarize the significant quantitative and qualitative analyses performed by VRC in arriving at the Fairness Opinion. VRC considered all such quantitative and qualitative analyses in connection with its valuation analysis but has relied more on the income capitalization approach than the other two.

         Income Capitalization Approach. VRC believes that the "income capitalization approach" to valuation of income-producing real estate is still the primary factor in investment decisions for real estate investors. The basic premise of the income approach is that the earning power of a real estate investment is the critical element affecting its value. Income capitalization methods, techniques, and procedures represent attempts to quantify the present worth of anticipated future income.

         The two accepted methods of applying the income approach are defined below:

         Direct Capitalization - a method by which an estimate of a single year's income expectancy or an annual average of several years' income expectancies are converted to an indication of value by one direct step, either by dividing the income estimate by an appropriate rate or by multiplying the income estimate by an appropriate factor.

         Discounted Cash Flow Analysis - A set of procedures in which the quantity, variability, timing, and duration of periodic income, as well as the quantity and timing of reversions, are specified and discounted to a present value at a specified yield rate.

         Value is created by the expectation of benefits to be derived in the future, and value may be defined as the present worth of all rights to future benefits. All income capitalization methods, techniques, and procedures represent attempts to quantify expected future benefits. With adequate information and proper use, direct capitalization and yield capitalization methods should produce similar value indications. In choosing which of the two (or both) methods to apply, the appraiser considers the typical investor's view of market value.

         The first step in both income approaches is the determination of a proper rental or revenue stream that one would expect to be able to obtain from the subject property, based on actual historical operations and a study of comparable rental properties. A similar analysis of typical operating expenses, along with expected vacancy and collection losses, aids in constructing an operating statement that results in a net operating income for the first and subsequent years. The estimated first-year net operating income can then be converted into an indicated property value through the overall direct capitalization process, while the estimated future cash flows can be converted into an indicated value by discounting those individual yearly amounts to a present value.

         VRC's analysis began with an estimate of each subject market's rent potential, based on an analysis of the actual rentals in place with the subject property and market information pertaining to comparable rental rates in the subject's area. Using this information, a potential gross income estimate was made. This estimated potential gross income was projected to grow over the course of the projection period (10 years) at various rates, based on current and forecasted economic conditions in each of the subject areas.

         Secondly, allowances for vacancy and collection losses were made, based on market surveys in each of the subject areas and actual historical performance of the subject properties. This adjustment ranged from a low of 0% for the leased fast-food restaurants to 2% for the mobile home park. The result of subtracting the vacancy and collection loss estimate from the estimated gross income is the effective gross income. It is this effective gross income that is used to pay for any operating expenses associated with the operation of the subject properties. The estimate of the operating expenses was based on a combination of historical expenses of the subject and published market surveys. These operating expenses were projected to grow at a projected 2.5% to 3.0% inflation rate per year over the course of the 10-year projection period. In addition to the normal operating expenses, an estimate of the cost and timing of major capital improvements was made and used as an added expense. The basis for this capital improvement expense adjustment was the actual age and size of each subject property and the projected amount and timing of replacements for such major items as roadway repair, sewer and water line maintenance, roofing, heating, ventilating and air conditioning units, etc.

         The net operating income is the cash flow that accrues to the owner of the property, after deductions for the above expenditures and allowances. It is this net operating income that was converted into an estimate of value.

         The following table set forth the estimated aggregate revenues, expenses and net operating income of the Real Property for each of the twelve-month periods ending December 31, 1998 through December 31, 2007 that were included in the financial forecasts used by VRC in connection with the preparation of the Fairness Opinion.

         Estimated Aggregate Revenues, Expenses and Net Operating Income
                            (In Thousands of Dollars)

Year             1998         1999        2000       2001         2002
Revenue        $1,624       $1,644      $1,673     $1,709       $1,750
Expenses*         999        1,025       1,053      1,082        1,111
Net Income        625          619         620        627          639

Year             2003         2004        2005       2006         2007
Revenue        $1,780       $1,810      $1,860     $1,914       $1,952
Expenses*       1,141        1,162       1,203      1,236        1,269
Net Income        639          639         657        678          683


*Including Capital Expenditures

         In rendering the Fairness Opinion, VRC relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, reports and other information that were publicly available, compiled or approved by or otherwise furnished or communicated to VRC by or on behalf of the Partnership. With respect to the financial forecasts utilized by VRC, VRC believes that the assumptions underlying the forecasts were reasonable and that, consequently, there is a reasonable probability that the projections would prove to be substantially correct. However, readers should be aware that actual revenues, expenses and net operating income of the properties owned by the Partnership would depend, to a large extent, on a number of factors that cannot be predicted with certainty or that may be outside of the control of the General Partners, including general business, market and economic conditions, supply and demand for rental properties in the areas in which the Real Property is located, future operating expenses and capital expenditure requirements for the properties, future occupancy rates, the ability of the General Partners and property managers for the properties to maintain the attractiveness of the properties to tenants, real estate tax rates, changes in tax laws and other factors. As a result, actual results could differ significantly from the forecasted results.

         Capitalization Rate Valuation Analysis. The relationship between net operating income and value can be expressed in its overall rate of return, or capitalization rate. VRC abstracted capitalization rates from market surveys conducted by reputable national firms for each of the major metropolitan areas in which the subject properties are located, including surveys conducted and reported by The National Real Estate Index, the Korpacz Real Estate Investor Survey and the American Council of Life Insurance. The indicated value for each property was derived from the net operating income of each property, divided by the appropriate capitalization rate. The capitalization rates used in this analysis ranged from 9.0% to 12.0%.

         Discounted Cash Flow Analysis. VRC also performed a discounted cash flow analysis of (i) the present value of the forecasted cash flows form future operations of the Real Property, and (ii) the present value of the estimated proceeds of a sale of the property at the conclusion of the forecast period. In completing this analysis, VRC utilized financial and operating forecasts of each property's estimated cash flow for the twelve-month periods ending December 31, 1998 to December 31, 2007 and applied discount rates of 11.0% to 15.0%, with an average of 12.0%. The residual value is based on capitalizing forecasted cash flow for the year 2008 at 10.5%. Since this discounted cash flow analysis assumes the immediate sale of the properties to third parties, VRC did not take into account any tax ramifications of the cash flow in this analysis, nor did VRC consider any outstanding debt associated with the properties.

         The Cost Approach. The cost approach is a valuation technique that uses the concept of replacement as a value indicator. Replacement or reproduction cost is estimated for the property being appraised, which is then adjusted for losses in value (appraised depreciation) due to a variety of factors. This process requires valuing the site as if vacant, then adding the replacement cost of the improvements, based on market-derived costs for similarly constructed properties. Then accrued depreciation from physical deterioration and obsolescence is estimated and subtracted from the replacement cost to arrive at the present value. VRC believes this approach provided a good check on the estimated value obtained using the income approach for the fast-food restaurant properties owned by the Partnerships, but it was not used for the mobile home park.

         The Direct Sales Comparison Approach. The sales comparison approach is a valuation technique in which the value is estimated on the basis of market prices in actual transactions. The technique consists of studying available market comparable information and adjusting for differences. This process is essentially that of comparison and correlation. Differences always exist between properties, even though they may be almost identical and, therefore, adjustments for these differences must be made. Some adjustments that may prove important are: (i) conditions of the sale, (ii) financing terms, (iii) market conditions
(time), (iv) location, (v) physical characteristics, and (vi) income characteristics. VRC believes that, for those properties currently encumbered by a long-term lease, the direct sales comparison approach is not an appropriate methodology to use, but that, for those properties that have yearly lease renewals, it serves as a good check on the reasonableness of the value obtained using the income approach.

         Conclusion of Value. Based on the foregoing methodology and on such other matters as VRC considered, it was VRC's opinion that, as of the date of its Fairness Opinions, the purchase price of $6,134,000 for the assets of RAL II represented a fair value, from a financial point of view, for such assets.

The Purchase Agreement

         General. The Purchase Agreement provides that, upon approval of the Sale by a majority in interest of the Limited Partners and satisfaction or waiver of the other conditions to the Sale, the Partnership will sell, and Great Lakes will purchase, substantially all of the operating assets of the Partnership, including the Real Property, all buildings and improvements thereon, and the personal and intangible property used in connection with the business of the Partnership, including equipment, vehicles, furniture, fixtures, inventories and supplies, books, records, licenses, franchises, permits, favorable leases and trade names. As part of the Sale, Great Lakes will assume certain contractual obligations of the Partnership. The Purchase Agreement is reproduced in its entirety as Appendix A to this Consent Solicitation Statement and all references in this Consent Solicitation Statement to the Purchase Agreement are qualified by reference thereto.

         Closing of the Sale. The closing of the Sale (the "Closing") will occur as promptly as practical after the requisite Limited Partner approval has been obtained and all the conditions thereto, as set forth in the Purchase Agreement, have been satisfied or waived. It is currently anticipated that all conditions, other than required consents of the limited partners of the Partnership and the Affiliated Partnerships and deliveries to be made at the Closing, will have been satisfied prior to the date on which the tabulation of Limited Partners' consents is to be made. If the Limited Partners and the limited partners of each of the Affiliated Partnerships approve the Sale, the General Partners expect the Closing to occur on or before ___________, 1998.

         Consideration. At the Closing, Great Lakes will pay the Partnership, subject to certain adjustments based on typical prorations, credits to Great
Lakes any for rent concessions made by the Partnership and possible costs of environmental remediation as outlined in the Purchase Agreement, aggregate cash consideration of $6,134,000 for the Partnership's operating assets. The Partnership will use a portion of the proceeds to pay Partnership obligations.

         Representations   and  Warranties.   The  Purchase  Agreement  contains
representations and warranties of the Partnership that the Partnership owns its property without undisclosed liens or encumbrances.

         Operations Pending Closing. Pursuant to the Purchase Agreement, the Partnership has agreed that, during the period following the date of the Purchase Agreement and prior to the Closing, it will:

          (a) Provide Great Lakes with access to the Real Property, certain documents, information and updates of certain information concerning the Real Property and the operation of the Partnership's business;

          (b) Enter into no new lease or modify any existing lease, except in the ordinary course of business;

          (c) Take no action to transfer any of the assets to be sold to Great Lakes by the Partnership, except as permitted by the Purchase Agreement;

          (d)  Create  no  liens  or  other  encumbrances   affecting  the  Real
               Property;

          (e) Settle no lawsuits affecting the assets to be sold to Great Lakes by the Partnership;

          (f) Maintain the Real Property in a manner consistent with past practice;

          (g)  Remove  no  improvements  or  personal  property  from  the  Real
               Property;

          (h)  Maintain  adequate  fire  and   extended-coverage  and  rent-loss
               insurance; and

          (i)  Not enter into new or modify any old employment agreements.

         Conditions to Closing. The obligations of the Partnership and Great Lakes to consummate the Sale are subject to a number of conditions, including, among others:

         (a) Approval of the Sale by the holders of more than 50% of the RAL II Interests and approval of more than 50% of the Limited Partnership interests of three of the Affiliated Partnerships;

         (b) Completion of title surveys for each parcel of Real Property (the cost of which will be paid by the Partnership at the Closing) and the remedy or waiver by Great Lakes of any defects revealed by such surveys;

         (c) The receipt, by the Partnership and at its expense, of written commitments of title insurance companies to issue title insurance policies, with only exceptions permitted by the Purchase Agreement, as to each parcel of the Real Property;

         (d) Completion of written environmental assessments of each parcel of Real Property (the cost of which will be paid by Great Lakes at the Closing) and the remedy or waiver by Great Lakes of any defects revealed by such assessments; and

         (e) Receipt of any required approval of the Securities and Exchange Commission and any state securities commission.

If a property survey described in clause (b) above reveals a title defect to which Great Lakes objects and which the Partnership cannot remedy, Great Lakes may either accept the property subject to such defect or refuse the affected parcel and receive a decrease in the purchase price of the Partnership's assets equal to the amount allocated to such property. In such event, the complete distribution of Partnership assets to the Limited Partners and the dissolution of the Partnership will not be possible until the affected property is disposed of in another transaction. If an environmental assessment described in clause
(d) above reveals a defect, (i) Great Lakes may refuse the affected parcel and receive a decrease in the purchase price of the relevant Partnership's assets equal to the portion of the purchase price allocated to such parcel, (ii) Great Lakes may purchase the defective parcel and offset the cost of remediation (subject to certain limitations) against the purchase price (which may delay distribution of the disputed portion of the purchase price until such costs of remediations are realized), or (iii) Great Lakes may defer purchase of the defective parcel and lease such parcel from the relevant Partnership at nominal cost until remediation of the defects is completed, with the Partnership paying toward such remediation up to the lesser of 10% of the purchase price allocated to such parcel and $100,000 (which deferral may also jeopardize or delay distribution of a disputed portion of the purchase price for the Partnership's assets). If the Sale is consummated, but one or more parcels of the Real Property are retained by the Partnership pursuant to the foregoing, distributions of net proceeds will still be made to the Limited Partners within 60 days of the Closing, but the Partnership will not be dissolved and final distributions to the Limited Partners will not be made unless and until a buyer can be found to purchase the retained Real Property on commercially reasonable terms.

         Consummation of Other Asset Sales. The closing under the Purchase Agreement is also conditioned upon the closing of the sale of the operating assets of three of the Affiliated Partnerships to Great Lakes. Great Lakes and the General Partners negotiated the cross-closing contingency because Great Lakes desires to purchase substantially all of the operating assets of the Partnership and the Affiliated Partnerships and is not willing to purchase them separately for the overall consideration offered. The General Partners agreed to the cross-closing contingency because, based on their experience in negotiating the sale of real estate assets, they believed that they would be unable to find purchasers for the individual assets of the Partnerships that would be willing to pay as much for the individual assets as Great Lakes was willing to pay for them as part of the larger transaction and because multiple transactions were likely to require significantly greater aggregate transaction costs.

         Remedies Upon Failure to Close. If the Sale does not close due to breach of the Purchase Agreement by Great Lakes, then the Partnership will, in lieu of other legal remedies that might be available to the Partnership, retain the benefit of (i) $10,000 deposited with the Partnership by Great Lakes, (ii) a promissory note of Great Lakes, which has been delivered to the Partnership, in the amount of $100,000, (iii) a letter of credit for the benefit of the Partnership, to be delivered after the satisfaction of the conditions to the Partnership's obligation to close, in the amount of $100,000, and (iv) a cash amount equal to the Partnership's out-of-pocket expenses incurred in connection with the proposed Sale.

         If the Sale does not close due to a breach of the Purchase Agreement by the Partnership, other than a defect in title to any of the Real Property that Great Lakes is unwilling to waive, then all up-front payments as described above will be returned and Great Lakes may pursue any other legal remedies available to it. In addition, failure to close due to the Partnership's breach, other than for an unwaived title defect or failure of the Limited Partners to approve the Sale, will entitle Great Lakes to receive, in the event of a sale of the Partnership's assets within 12 months of the Partnership's default, a termination fee equal to the lesser of (a) 6% of the purchase price set forth in the Purchase Agreement or (b) 25% of the amount by which the purchase price to be paid by the new buyer exceeds the purchase price set forth in the Purchase Agreement.

         Indemnification. The Purchase Agreement provides that the Partnership will indemnify and hold Great Lakes harmless from and against any liability or claim relating to the Real Property and arising prior to the Closing or arising as a result of the Partnership's breach under the Purchase Agreement. Notwithstanding the foregoing, however, Great Lakes has agreed that it shall be responsible for the first $50,000 of claims against the Partnership. The Partnership's obligation to indemnify Great Lakes will expire on the first anniversary of the Closing (except in the case of the Partnership's obligation to indemnify due to fraud or intentional misrepresentation).

         The Purchase Agreement also provides that Great Lakes will indemnify the Partnership from and against any liability or claim relating to Real Property and arising after the Closing. Great Lakes has also agreed to indemnify the Partnership against claims arising as a result of Great Lakes' investigations of the Real Property prior to the Closing and any liabilities or claims arising after the Closing and relating to the Property Management Agreement, dated as of June 1, 1993 between the Partnership and Midwest Property Management I, Inc., which agreement will be assigned by the Partnership to Great Lakes as of the Closing.

Interests of Certain Persons in the Transaction

         Douglas C. Heston, a member of Great Lakes, is a shareholder, director and officer of First Financial Realty Management, Inc. ("FFRM"). FFRM currently provides property management and partnership administration services for the Partnership and the Affiliated Partnerships. FFRM has also entered into similar arrangements with each of the Affiliated Partnerships. Mr. Heston is also a former General Partner of RAL II. In connection with his withdrawal as a General Partner of RAL II, Mr. Heston retained certain economic benefits associated with having been a General Partner, including the right to receive a portion of any real estate commissions paid by RAL II to the General Partners or their affiliates.

         Mr. Heston is also a shareholder, director and officer of First Financial Realty Advisors, Inc. ("FFRA"). In 1995, FFRA purchased from Robert A. Long, a General Partner of RAL II, certain economic benefits which would otherwise accrue to Mr. Long, including the right to receive a portion of any distributions of cash flow and sales or refinancing proceeds from the Partnership to the General Partners and the right to receive a portion of any real estate commissions paid by the Partnership to the General Partners or their affiliates. FFRA has entered into similar arrangements with Mr. Long with regard to each of the Affiliated Partnerships, of which Mr. Long is also a General Partner.

         RAL II and each of the Affiliated Partnerships have entered into a Nonexclusive Listing Agreement with RAL-RV Brokerage Co., Inc. ("RAL-RV"), a corporation owned by the General Partners, pursuant to which RAL-RV will be paid a 6% real estate brokerage commission by RAL II and each of the Affiliated Partnerships, if allowed by the relevant limited partnership agreement. With the exception of RAL II, the right of the General

Partners or their affiliates to receive a real estate commission is subordinated to the Limited Partners first receiving an amount equal to 100% of their original capital contributions, plus 6% of the original capital contributions per annum, on a cumulative basis. In connection with the Sale, it is anticipated that RAL-RV will be paid a real estate commission only by RAL II.

         Pursuant to the Partnership Agreement, the General Partners will receive an amount equal to their aggregate net capital accounts of $80,256, which amount will be distributed equally among the five General Partners.

         The General Partners of RAL II and the Affiliated Partnerships have certain contractual obligations to several former General Partners of the partnerships, which require the General Partners to share a portion of real estate commissions and/or distributions of cash flow and/or sale or refinancing proceeds with those former General Partners. In the case of RAL II, only Mr. Heston is entitled to such payment, which the General Partners expect will not exceed $______. Mr. Heston is not entitled to any such payment in connection with the Related Transactions.

          Certain of the General Partners own small numbers of RAL II Interests. See "THE PARTNERSHIP -- Security Ownership of Certain Beneficial Owners and Management."

                               TAX CONSIDERATIONS

Taxation of Partnerships in General

         An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Instead, income or loss "flows through" from the partnership to its partners who are taxable in their individual capacities on their allocable shares of partnership income, gain, loss, deduction and credit ("taxable income or loss"). However, the partnership is a tax reporting entity that must make an annual return of partnership taxable income or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its income tax return (if required) in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. This consistency requirement may be waived if the partner files a statement identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

         Each partner generally must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. A partner's basis in its partnership interest is increased by its allocable share of partnership taxable income. It is this basis increase that generally allows distributions of cash or property to the partners to be made without recognition of gain, since the basis increase generally offsets corresponding decreases in basis that result from such distributions. As a result, a partner is generally not taxed on distributions of cash or property received from a partnership, except to the extent that any money distributed exceeds the partner's adjusted basis in its partnership interest immediately before the distribution.

Basis of Partnership Interests

         A partner's basis in its interest is equal to its cost for such interest (i.e. the amount of money actually contributed by the partner to the partnership or paid to another to purchase the interest), reduced (but not below zero) by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liabilities is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liabilities is treated as a distribution of money to it.

         Generally, a limited partner may not take liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, in the case of a limited partnership, if a partnership asset is subject to a liability for which no partner has any personal liability (a "nonrecourse liability"), in general, the partner's allocable share of the non-recourse liability will be taken into account to determine basis.

Allocation of Income, Gain, Loss and Deduction Among the Partners

         A partner's distributive share of a partnership's taxable income or loss generally is determined by reference to the allocation of such items in the partnership agreement. However, if the allocation under the partnership agreement is determined not to have "substantial economic effect," then the partnership agreement may not govern, and the partner's allocable share will be determined according to the partner's interest in the partnership taking into account all the facts and circumstances. An allocation is considered to have "substantial economic effect" if the allocation may actually affect the dollar amount of the partner's shares of the total partnership income or loss independent of tax consequences. The General Partners believe that the allocations made under the Partnership Agreements for the Partnership have substantial economic effect.

Sales Of Partnership Properties

         The sale of the Partnership's assets will be a taxable event to the Partnership and to its partners. Gain or loss on the sale is measured by the difference between the adjusted basis of the assets disposed of and the amount realized. On a sale, the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liabilities from which the Partnership is discharged as a result of the sale or disposition (which includes the amount of any nonrecourse liability to which the transferred property is subject). The adjusted basis of such property is generally its cost less deductions, allowed or allowable, for depreciation. In general, gains from the sale or other disposition of partnership properties that are treated as long-term capital gains are taxed at the partner level at a lower rate than ordinary income and short-term capital gains.

         Since a partnership's gain on a sale of property will be measured by the difference between the sales proceeds (including the amount of any indebtedness to which the property is subject) and the adjusted basis of the property, the amount of tax payable by a partner in respect of its share of such gain may in some cases exceed its share of the cash proceeds therefrom.

         A substantial portion of the assets to be sold (including buildings, land, furniture, fixtures and equipment) that were held for more than one year and are not "dealer property," are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred in that year, and the section 1231 gains or losses would be allocated to the partners as provided in the partnership agreement and combined with any other section 1231 gains or losses incurred by the partner in that year. The partner's net section 1231 gains or losses would be taxed as capital gains or constitute ordinary losses. If a partnership is deemed a "dealer" and its investment in any property that constitutes the partnership is considered not to be a capital asset or section 1231 asset, any gain or loss on the sale of such property would be treated as ordinary income or loss. The Partnership has attempted to operate in such a manner so as not to be deemed a "dealer."

         A portion of a partner's gain recognized on disposition of a partnership's buildings and furniture, fixtures and equipment may be subject to recapture as ordinary income under the provisions of sections 1245 or 1250 of the Internal Revenue Code of 1986, as amended. Such recapture gain will be recognized in the year of the disposition.

         A non-corporate partner's share of any losses from the sale of Partnership properties that is treated as a capital loss is deductible in any year only to the extent of the partner's long and short-term capital gains for that year. Any excess of capital losses over capital gains is deductible by a non-corporate partner up to $3,000 ($1,500 in the case of a separate return for a married individual) although the unused portion of such capital losses could be carried over to later years, and deducted as a long-term or short-term capital loss until fully exhausted.

Liquidation of the Partnership

         Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash and marketable securities distributed to it exceeds its basis in the partnership at the time of the distribution. Gain or loss on the liquidation of a partnership interest generally is considered to be capital gain or loss.

         An exception to such treatment is provided in Code section 751, which states that the proceeds of a sale, exchange or liquidation of a partnership interest will be considered an amount realized from the sale or exchange of property other than a capital asset to the extent that such proceeds are attributable to the partnership's "unrealized receivables" or to "substantially appreciated inventory." The term "unrealized receivables" includes amounts not previously includable in income under the partnership's method of accounting, rights to payment for services rendered or to be rendered and for goods delivered or to be delivered and a partner's pro rata share of any potential Code section 1245 or 1250 income, short-term obligations, market discount bonds, franchises, trademarks and trade names and several other categories of property which would be treated as amounts received from the sale or exchange of property other than a capital asset. Thus, the difference between the amount realized that is attributable to a partnership's "section 751 property" and the adjusted basis to the partner of such "section 751 property" is treated as ordinary income or loss to the partner. The difference between the remainder, if any, of the partner's adjusted basis for its partnership interest and the balance, if any, of the amount realized, is the partner's capital gain or loss on the liquidation of the partnership interest.

         Capital loss will be recognized in the event only cash and unrealized receivables are distributed, and only to the extent the partner's adjusted basis for its interest exceeds the sum of money distributed and the partnership's adjusted basis for unrealized receivables.

         In addition, each partner may be in receipt of income or loss from the normal operations of a partnership during the year of dissolution. Such income may constitute ordinary income or loss.

         There are three commonly encountered limitations on a partner's ability to take into account its share of a partnership's loss in computing its individual tax liability. A partner is entitled to deduct its share of the partnership's loss only after satisfying all three rules. A partner's deductible share of losses is limited to its basis in its partnership interest. The at-risk rules limit a partner's deductible share of losses to the amount it is considered to be economically at-risk in the venture. If a partner's share of the partnership's losses are considered "passive losses," the partner must combine them with its passive losses from other sources and is allowed to deduct the total only to the extent of its passive income from all sources. Losses that are disallowed due to any of these three limitations are deductible in the year of the termination of a partnership interest and would offset any gain from liquidation.

Alternative Minimum Tax

         The above summary of the federal income tax provisions relating to the proposed transactions has not taken into account the federal alternative minimum tax. This tax was designed to ensure that at least some tax is paid by high income taxpayers who obtain benefits from large exemptions and deductions. A taxpayer's alternative minimum tax liability is determined by adjusting its regular tax liability for alternative minimum tax preference items. Both of the proposed transactions may result in alternative minimum tax preference items flowing through to the partners.

Conclusion

         The preceding is intended only as a summary of income tax consequences relating to the sale of assets by partnerships and partnerships' liquidation generally. The Limited Partners should consult their own tax advisors with respect to all matters discussed herein and their own particular tax circumstances.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SALE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF WHETHER TO VOTE IN FAVOR OF THE SALE. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR LIMITED PARTNER WHO IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE LIMITED PARTNERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PROPOSED SALE TO THEM.

                   ADDITIONAL INFORMATION FOR LIMITED PARTNERS

Dissenters' Rights

         Under Wisconsin law and the Partnership Agreement, no Limited Partner is entitled to exercise dissenters' rights with respect to the Sale and subsequent dissolution of the Partnership.

Receipt of Distributions After the Sale

         Upon consummation of the Sale, the Limited Partners will be entitled to receive, within 60 days of the Closing, the cash consideration outlined in "PROPOSED SALE OF PARTNERSHIP ASSETS AND SUBSEQUENT DISSOLUTION OF THE PARTNERSHIP - Anticipated Distributions." Since certificates representing the RAL II Interests have not been issued to the Limited Partners, it will not be necessary for the Limited Partners to return certificates in order to receive distributions following the Sale.

Operations Following the Sale and Effect of the Sale on Limited Partners

         Upon consummation of the Sale, the Partnership will use proceeds of the Sale to pay off its debt and other payables associated with the operation of the Partnership and the Real Property. Based on the existing obligations of the Partnership, the anticipated expenses related to the Sale and current and historical accounts payable, the General Partners believe that initial distributions to Limited Partners will total approximately $689 per Interest, not including any Conditional Future Distribution.

         In order to reduce expenses and maximize the distribution to the Limited Partners, the Partnership will begin to wind down its affairs following consummation of the Sale. Great Lakes has agreed that, after the closing of the Sale, it will cause its affiliate, First Financial Realty Management, Inc., to provide certain partnership administration services to the Partnership until it can be dissolved. Information regarding Conditional Future Distributions will be sent to Limited Partners at least annually until all such Conditional Future Distributions have been made or the seven-year period in which they may accrue has expired, although the General Partners anticipate that distributions of annual and quarterly reports to Limited Partners containing financial statements will be discontinued following the closing of the Sale. The Partnership will continue to maintain books and records and file tax returns until the affairs of the Partnership have been settled.

         Following the consummation of the Sale and the distribution of net proceeds available therefor, the Limited Partners will not have any interest in the Real Property or Great Lakes, except the right to receive Conditional Future Distributions, if any. If, however, after the Closing, any parcel of the Real Property is retained by the Partnership due to the results of title and environmental surveys which have yet to be conducted, a distribution to the Limited Partners of available funds will still be made; however, the Partnership will not be dissolved and the Limited Partners will continue to be Limited Partners of the Partnership until the affected property can be sold on commercially reasonable terms.

                 PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT

Description of the Proposed Amendment

         Currently, Section 17.09 of the Partnership Agreement requires that, within a reasonable time following the liquidation of the Partnership, the General Partners will deliver an audited final report to the Limited Partners that sets forth detailed information about assets available for distribution to the Limited Partners and the General Partners. The proposed Amendment would be to adopt a new Section 17.09 that is otherwise identical to the existing provision but deletes reference to the requirement that such final report be audited, so that the amended Section 17.09 would read in its entirety as follows:

         17.09 Final Report. Within a reasonable time following the completion of the liquidation of the Partnership, the General Partners shall supply to each of the Partners a statement, which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner's pro rata portion of distributions pursuant to Paragraph 17.07 and the amount paid to the General Partners pursuant to said Paragraph.

Reasons for the Proposed Amendment

         While the General Partners believe that RAL II should provide a final report to the Limited Partners after liquidation of the Partnership, detailing the assets and liabilities of the Partnership as of the liquidation date and a calculation of the distributions to the Limited Partners and the General Partners, the General Partners believe that the cost of an audit of such report would measurably decrease the proceeds of the Sale available for distribution. As a result, the General Partners have unanimously proposed the Amendment, which they believe to be in the best interests of the Partnership and its Limited Partners.

Vote Required

         Under the terms of the Partnership Agreement, the approval of the Amendment requires the affirmative consent of holders of a majority of RAL II Interests outstanding at the Record Date. Therefore, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Recommendation of the General Partners

         For the reasons described above, the General Partners have unanimously proposed the Amendment, believe that the Amendment is in the best interests of the Partnership and the Limited Partners and recommend that the Limited Partners consent to approval of the Amendment.

                                 THE PARTNERSHIP

Selected Historical Financial and Operating Data

         The following selected financial information of RAL II for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 has been derived from RAL II's financial statements, which have been audited by Kolb Lauwasser & Co., S.C. for such periods. The following selected financial information for each of the three months ended March 31, 1998 and 1997 are unaudited but, in the opinion of the General Partners of RAL II, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the results of such periods.


                                                     Year Ended December 31,                               Period Ended March 31,
                                   1997           1996           1995          1994           1993            1998          1997
                                   ----           ----           ----          ----           ----            ----          ----
Summary of Operations:
   Total Revenue                  1,625,397      1,650,595      1,575,619     1,498,653      1,286,016          362,894     411,088
   Operating Income                 450,761        566,485        568,817       498,788        272,541           96,829     121,893
   Net Income                       523,995        643,133        654,540       566,968        331,268          112,647     142,255
Per-Interest Data:
   Net Income per Interest            62.49          76.70          78.06         67.61          39.51            13.43       16.96
Financial Condition:
   Total Assets                   4,507,221      4,786,990      5,199,217     5,212,005      5,275,948        4,385,922   4,723,171
   Bond, Notes and Capitalized
     Lease Obligations                   --             --             --            --             --               --          --
   Partners' Capital              4,321,704      4,601,294      5,024,493     5,012,074      5,040,009        4,233,455   4,542,653
Distributions per Interest:
   First Quarter                      24.20          55.02          18.20         17.06          14.50            24.20       24.20
   Second Quarter                     24.20          25.03          18.20         18.20          14.50
   Third Quarter                      24.20          24.20          18.20         18.20          14.56
   Fourth Quarter                     24.20          24.20          22.75         18.20          16.49


         Additional financial data is included in the Partnership's annual report to Limited Partners for the year ended December 31, 1997 and the Partnership's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, a copy of each of which is enclosed with this Consent Solicitation Statement.

Description of Business

         RAL II is a Wisconsin Limited Partnership formed on March 30, 1984 under the Wisconsin Revised Uniform Limited Partnership Act. RAL II was organized to acquire, for cash (no debt), real estate projects, including real estate for restaurants, mobile home communities and other commercial properties. RAL II sold $8,301,500 in Limited Partnership Interests (8,301.5 Interests at $1,000 per Interest) from March 30, 1984 through June 30, 1985. RAL II has registered with the Securities and Exchange Commission a total of 8,301.5 Interests held by the public.

Properties

         As of June 30, 1998, RAL II owned the following properties:

Property                                Approximate Size

Rocky Rococo Restaurant
  and Business                      3,200 square-foot building on approximately
Wauwatosa, Wisconsin                20,591 square feet of land

Vacant Restaurant                   4,000 square-foot building on approximately
West Allis, Wisconsin               34,000 square feet of land

Pizza Hut Restaurant                4,000 square-foot building on approximately
Waterloo, Iowa                      34,000 square feet of land

Wendy's Restaurant                  3,600 square-foot building on approximately
Wauwatosa, Wisconsin                56,000 square feet of land

Spacious Acres Mobile Home Park*    182 mobile home pads on 63.5 acres of land
Town of Concord, Wisconsin

Wendy's Restaurant                  3,900 square-foot building on approximately
Eden Prairie, Minnesota             62,000 square feet of land

Rocky Rococo Restaurant             3,900 square-foot building on approximately
Racine, Wisconsin                   79,025 square feet of land

-----------------
* Denotes a material property, having gross revenues greater than 10% of total revenues.

         All of the Real Property was unencumbered as of June 30, 1998. In the opinion of the General Partners, all of the Real Property is adequately covered by insurance.

         Material Properties

         Following is information with respect to the Spacious Acres Mobile Home Park, RAL II's only property whose revenues are greater than 10% of total revenues of RAL II as denoted above.

         Occupancy Rates. Following is a listing of the approximate average physical occupancy rates during each of the last five years and for the periods ended March 31, 1998 and 1997.

                                 Occupancy Rates

                                       Three Months Ended  Three Months Ended
 1997   1996    1995    1994    1993      March 31, 1998     March 31, 1997
 ----   ----    ----    ----    ----      --------------     --------------

  99%    99%     99%     99%     99%           99%                99%

         Rental Rates. Following is a listing of the approximate average per-unit rental rates during each of the last five years and for the periods ended March 31, 1997 and 1998.

                                  Rental Rates

                                                Three Months      Three Months
                                                     Ended            Ended
  1997      1996     1995     1994     1993     March 31, 1998    March 31, 1997
  ----      ----     ----     ----     ----     --------------    --------------
 $2,786    $2,670   $2,539   $2,447   $2,335           $                 $


          Depreciation. Depreciation information for the mobile home park is as follows:


Type of Asset          Rate         Method         Depreciable Life
-------------          ----         ------         ----------------
Land Improvements       SL           ACRS             15/20 Years
Building                SL           ACRS           18/19/40 Years
Equipment               DDB       ACRS/MACRS         5/7/12 Years


          Taxes. Following is certain tax information for the mobile home park for each of the last three years and for the periods ended March 31, 1998 and 1997.

                                                                                 Three Months Ended   Three Months Ended
                        1997       1996        1995        1994        1993         March 31, 1998      March 31, 1997
                        ----       ----        ----        ----        ----         --------------      --------------

Tax Rate(per 1,000)    .017869    .018925     .020455     .029525     .030346          .017869             .017869
Real Estate Taxes      $33,597    $35,735     $38,626     $43,331     $44,095           $8,399              $8,399



         Leases on Investment Properties

         The restaurant properties are leased under 20-year leases with two five-year options to renew the leases at the end of the original term. Rent, which is payable monthly, generally is equal to the greater of 6.50% or 6.75% of gross sales, depending on the lease, or a minimum base rent stated in the lease. All of the tenants are currently paying rent based on the minimum base rental. The leases are "triple net" to RAL II, with the lessee being responsible for occupancy costs such as maintenance, insurance, taxes and utilities. The Rocky Rococo Restaurant and Business in Wauwatosa is currently being operated directly by RAL II. Any excess cash flow is for the benefit of the Partnership. The vacant restaurant property in West Allis, Wisconsin was leased to a Hardee's Restaurant franchisee that became insolvent and went through an informal reorganization. The lessee vacated the premises in December 1996. The property has been reclassified in RAL II's financial statements as property held for sale or release as of March 31, 1998 and December 31, 1997 and 1996. The mobile home park receives income on a monthly basis from tenant leases that normally have lease terms of one year or less.

Legal Proceedings

         As of June 30, 1998, there were no material pending legal actions affecting RAL II.

Security Ownership of Certain Beneficial Owners and Management

         As of the date of this Consent Solicitation Statement, there were 8,301.5 RAL II Interests outstanding, each entitled to one vote on the Sale and the proposed Amendment.

         As of June 30, 1998, no person or group is known by RAL II to own beneficially more than 5% of the outstanding RAL II Interests.

         Certain of the General Partners own less than 1% of the RAL II Interests outstanding: Thomas R. Brophy beneficially owns 17 RAL II Interests; Robert A. Long beneficially owns six RAL II Interests and disclaims beneficial ownership of two RAL II Interests beneficially owned by his wife; and Bart Starr beneficially owns eight RAL II Interests.

Comparative Per-Interest Data

         The following sets forth certain data concerning the historical net earnings, distributions and book value per Interest for RAL II.

                                                        Year Ended December 31,                             Three Months Ended
                                          1997         1996         1995          1994         1993           March 31, 1998
                                          ----         ----         ----          ----         ----           --------------
Net Income (Loss) Per Interest           62.49        76.70        78.06         67.61        39.51
Cash Distribution Per Interest           96.80       128.45        77.35         71.66        60.05
Book Value Per Interest                 513.15       547.46       599.22        598.51       602.56



Market Price Data

         There is no established public trading market for the RAL II Interests. Nevertheless, the General Partners become aware of some transfers of RAL II Interests after they occur as a result of a review of transfer documents submitted to the Partnership from the purchaser or broker, which documents sometimes include the applicable sale price. The General Partners believe that such prices may, but do not necessarily, include various transfer fees and commissions.

         For the  period  from  January  1997  through  June 1998,  the  General
Partners are aware of several trades, from a low price of $331 per RAL II Interest to a high price of $560 per RAL II Interest. At June 30, 1998, RAL II had 1,262 Limited Partners of record who held 8,301.5 RAL II Interests.

                                     EXPERTS

         The audited consolidated financial statements of the Partnerships as of December 31, 1997 and for each of the years in the three-year period then ended, have been incorporated by reference herein in reliance an the report of Kolb Lauwasser & Co., S.C., independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Partnership incorporates herein by reference the following documents, filed by the Partnership with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"): (i) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) the Partnership's Current Report on Form 8-K, dated July ___, 1998;
(iv) all other reports filed by the Partnership pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997; and (v) the description of the RAL II Interests contained in the Partnership's Registration Statement on Form 10, filed with the Commission on May 1, 1986.

         All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Consent Solicitation Statement and prior to __________, 1998 shall be deemed to be incorporated by reference in this Consent Solicitation Statement and to be part hereof from the date of filing of such documents. All information appearing in this Consent Solicitation Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Consent Solicitation Statement, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

                                     [FRONT]

                    RAL-YIELD EQUITIES II LIMITED PARTNERSHIP
                              CONSENT SOLICITATION
           THIS CONSENT IS SOLICITED ON BEHALF OF THE GENERAL PARTNERS


     The following proposals are submitted for approval by written consent to the holders of limited partnership interests (the "Interests") of RAL-Yield Equities II Limited Partnership (the "Partnership") by the General Partners of the Partnership:

1. To approve the Asset Purchase Agreement, as amended (the "Purchase Agreement") by and between the Partnership and Great Lakes Investors LLC ("Great Lakes"), to sell substantially all of the assets of the Partnership to Great Lakes pursuant to the Purchase Agreement and to distribute the Partnership's net assets and dissolve the Partnership as soon as practicable thereafter, all as set forth in the Consent Solicitation Statement.

     The undersigned Limited Partner hereby votes his or her Interests on such proposal as follows:

           |_| FOR            |_| AGAINST              |_| ABSTAIN

2. To approve an amendment to the Partnership's Limited Partnership Agreement, dated March 16, 1984 (the "Partnership Agreement"), to delete the requirement that the final report distributed to the Limited Partners following liquidation of the Partnership be audited.

     The undersigned Limited Partner hereby votes his or her Interests on such proposal as follows:

           |_| FOR            |_| AGAINST              |_| ABSTAIN


                           (Continued on reverse side)

                                     [BACK]

                          (Continued from obverse side)

     A properly executed and dated Reply Card must be received by _______, 1998 to be included in the tabulation of consents. THE GENERAL PARTNERS URGE THE LIMITED PARTNERS TO CONSENT TO EACH OF THE ABOVE PROPOSALS.

     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement relating to the above proposals, the Partnership's 1997 Annual Report to Limited Partners and the Partnership's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.


                    Dated:  _____________________________________________, 1998

                    Signed  ___________________________________________________

                            ___________________________________________________
                                     Signature(s) of Shareholder(s)

                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



             PLEASE MARK,SIGN, DATE AND RETURN THIS PROXY CARD TODAY
                          USING THE ENCLOSED ENVELOPE.